EXHIBIT 10.4

March 5, 2021

Mr. Michael C. Kearney

Dear Mike,

This Letter Agreement (this “Agreement”) is made and entered into as of March 3, 2021 by and between Frank’s International N.V, a limited liability company organized under the laws of the Netherlands (the “Company”), Franks’ International, LLC, a Texas limited liability company (the “Employer”), and you. Reference is made to that certain Employment Offer Letter dated as of September 25, 2017 between the parties hereto (the “Offer Letter”). This Agreement constitutes an amendment to the Offer Letter with respect to the following terms.
The paragraphs entitled “Treatment upon Termination of Employment” and “Treatment upon Total Cessation of Service Relationship” included in the Offer Letter shall be deleted, and the following shall be substituted therefor:
Cessation of Service as Chief Executive Officer. In the event of an involuntary or mutually agreed termination of employment as Chief Executive Officer (i.e., you are terminated without “cause” or resign for “good reason,” as such terms are defined below), any unvested portion of your LTIP grants (including your Director LTIP Awards, your Initial LTIP Award, your First Annual LTIP Award, and your regular annual LTIP grants) shall become 100% vested upon such termination of employment as Chief Executive Officer, with vesting of performance-based awards based on actual performance through the date of your termination, provided you satisfy certain restrictive covenants during the remainder of the original vesting period under the award agreements; provided further, that in the event that such termination of employment occurs within the 24-month period following a Change in Control (as defined below), vesting under any performance-based awards shall be based on the greater of (i) actual performance through the date of your termination of employment, or (ii) a 100% target payout.
As modified by this Agreement, the Offer Letter will continue to be valid and enforceable in accordance with its terms. This Agreement, together with the Offer Letter, shall be construed and interpreted in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles thereof) and applicable federal law. Further, this Agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you, the Company, and the Employer.

Please review this Agreement carefully and, if you agree with all the terms and conditions as specified above, please sign and date the Agreement in the space below. By signing below, you agree that this Agreement accurately reflets our mutual agreements with respect to the foregoing matters.

[Remainder of Page Intentionally Blank; Signature Page Follows]

FRANK’S INTERNATIONAL N.V.:

By:     /s/ Robert W. Drummond     Name: Robert W. Drummond
Title:    Supervisory Director and Chairman of the Compensation Committee
Frank’s International N.V.

FRANK’S INTERNATIONAL, LLC (as Employer):

By:     /s/ Natalie E. Questell

Name: Natalie E. Questell

Title:     VP HR

MICHAEL C. KEARNEY

/s/ Michael C. Kearney

Date: March 10, 2021